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                                                                    EXHIBIT 10.1

                         AMENDMENT TO LICENSE AGREEMENT

         This Amendment to License Agreement ("Amendment") is entered into as of December 1, 1994 ("Effective Date") by and between Habley Medical Technology Corporation, a California corporation ("Habley") and U.S. Medical Instruments, Inc., a California corporation ("U.S. Medical").

                                    RECITALS

A. Habley and U.S. Medical are parties to that certain written License Agreement dated as of July 1, 1992 ("License Agreement"). Pursuant to the License Agreement, U.S. Medical obtained a license under certain Patents on the terms and conditions thereof.

B. Habley and U.S. Medical wish to amend the License Agreement on the terms and conditions of this Amendment. In particular, the parties wish to provide U.S. Medical with the opportunity to obtain a paid up license under the Patents pursuant to the License Agreement on the occurrence of certain terms and conditions as set forth in this Amendment.

C. As used in this Amendment, all defined terms are as set forth in the License Agreement.

D. Except as expressly set forth herein, all terms and conditions of the License Agreement remain in full force and effect.
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         NOW, THEREFORE, for valuable consideration and the covenants and conditions herein, it is hereby mutually agreed:

         1. Royalty on Sales. Paragraph 4.1 of the License Agreement is amended and supplemented with the following:

         The following shall apply to all sales of the Products made on or after the Effective Date of this Amendment: U.S. Medical shall pay to Habley a royalty in an amount equal to six percent (6%) of the Net Selling Price with respect to all sales of the Product(s) in countries with patent protection and Three percent (3%) of the Net Selling Price with respect to all sales of the Product in countries without patent protection where the Product(s) incorporate the Technical Data and/or Trade Styles. If any Product is sold in a package, bundle, set or otherwise together with, or as part of, any product or device not subject to royalty pursuant to this Agreement, the royalty due from U.S. Medical to Habley shall be based upon the usual Net Selling Price received upon comparable sales for the Products subject to this Agreement when sold alone and not the total price of the package, set or bundled product.

         2. Minimum Royalty. Paragraph 4.2 of the License Agreement is amended and supplemented with the following:

         The minimum royalty to be paid by U.S. Medical to Habley with respect to sales of all Products in the Territory, exclusive of any Additional Territories, shall be Two Hundred Fifty Thousand U.S. Dollars ($250,000) for the contract calendar year commencing July 1, 1994 ("Second Period") and Three Hundred Thousand U.S.

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Dollars ($300,000) for the contract calendar year commencing July 1, 1995 and for each contract calendar year thereafter during the term of this Agreement.

         3. Conditions Precedent to Paid-Up License. U.S. Medical shall have a paid up, royalty free license for the Patents in the Field pursuant to and on the terms and conditions of the License Agreement, as amended by this Agreement, in the event that U.S. Medical is not in breach of the License Agreement (as Amended by this Amendment) and that U.S. Medical makes each of the following payments:

         3.1 On or before December 31, 1994, U.S. Medical shall pay to Habley the sum of Seven Hundred Fifty Thousand Dollars ($750,000).

         3.2 On or before June 30, 1995, U.S. Medical shall pay to Habley the sum of Two Hundred Twelve Thousand Five Hundred U.S. Dollars ($212,500).

         3.3 On or before December 31, 1995, U.S. Medical shall pay to Habley the sum of Two Hundred Twelve Thousand Five Hundred U.S. Dollars ($212,500).

         3.4 On or before June 30, 1996, U.S. Medical shall pay to Habley the sum of Two Hundred Twelve Thousand Five Hundred U.S. Dollars ($212,500).

         3.5 On or before December 31, 1996, U.S. Medical shall pay to Habley the sum of Two Hundred Twelve Thousand Five Hundred U.S. Dollars ($212,500).

         Time is expressly declared to be of the essence with respect to each payment. In the event any payment described in this paragraph 3 is not made when due, U.S.

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Medical shall have the right to cure its failure to make the payment by making the payment within 10 calendar days after written notice from Habley to U.S. Medical. If U.S. Medical fails to make any of the payments described in this
Section 3 within ten (10) days after written notice to cure, U.S. Medical shall not have a paid up, royalty-free license.

         4. Terms of Paid-Up License. If U.S. Medical obtains a paid-up license pursuant to paragraph 3 above, the License Agreement shall be amended as follows:

         4.1 No royalties on sales shall thereafter be due pursuant to paragraph
4.1 of the License Agreement (as amended by this Amendment).

         4.2 No minimum royalties shall thereafter be due pursuant to paragraph
4.2 of the License Agreement (as amended by this Amendment).

         4.3 No reports shall thereafter be due pursuant to paragraphs 5.1, 5.2 and 5.3 of the License Agreement (as amended by this Amendment).

         4.4 U.S. Medical shall, upon notice to Habley of the particular foreign jurisdiction involved, prosecute all foreign patent applications described in the definition of Patents in paragraph 1.0, in Habley's name, but at U.S. Medical's expense. This provision will supersede paragraphs 8.1 and 8.2 of the License Agreement.

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         4.5 If any of the claims in the Patents are infringed by a third party by the sale of a product within the field license of this Agreement, U.S. Medical shall have the exclusive right to institute suit under the Patents to enjoin the Infringement and for damages. Habley shall cooperate with U.S. Medical to the reasonable extent requested by U.S. Medical. U.S. Medical shall have the exclusive right to bring suit in the name of U.S. Medical as well as Habley, and to prosecute or settle the lawsuit. Habley shall have the right to be represented by legal counsel of its choice at its expense during the conduct of such infringement suit. Costs, expenses and/or damages recovered from the infringer for infringement of the licensed patents shall be used to pay U.S. Medical's expenses in prosecuting the lawsuit, and any remaining balance shall be apportioned, two thirds to U.S. Medical and one third to Habley Habley also agrees to reasonably cooperate with U.S. Medical in the defense of any patent infringement lawsuit filed by a third party against the Products defined in the License Agreement, with all out-of-pocket expenses incurred by Habley being paid by U.S. Medical within fifteen (15) days after receiving billing from Habley This provision will supersede paragraph 9 of the License Agreement.

         4.6 Paragraph 2.1 of the License Agreement is amended and supplemented as follows:

         2.1 License Grant. Habley hereby grants to U.S. Medical a paid up exclusive license under the Patents in the field to make, use and sell the product in the Territory. U.S. Medical shall

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                  have the right to grant sublicenses or licenses or to sell, transfer, assign, mortgage, pledge or hypothecate, directly or indirectly, or by operation of law any rights whatsoever with respect to the License granted hereby. All sublicenses and assignees shall agree to be bound by all applicable provisions of this Agreement. This provision will supersede paragraphs 2.1, 2.2, 2.2.1, 2.2.2, 2.2.3, 2.2.4 and 2.4 of the License
                  Agreement.

         4.7 Paragraph 2.5 of the License Agreement is amended and supplemented as follows:

         2.5 Limited Field of License Grant. Subject to the provisions of this paragraph, the License granted pursuant to Paragraph
                  2.1 is granted specifically and solely for applications within the medical field and for no other use or specification. Any manufacture, use or sale of Product(s) outside of the authorized field shall terminate this Agreement. Habley retains and shall have the non-exclusive right under the licensed patents to make, use and sell products which are not for administration or withdrawal of pharmaceuticals or other fluids by a syringe of the type generally described in claim 1 of U.S. Patent No. 4,710,170. U.S. Medical

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                  covenants not to sue Habley and Habley's licensees (including sublicensees) and assignees under the licensed patents for making, using or selling products which are not for administration or withdrawal of pharmaceuticals or other fluids by a syringe of the type generally described in claim 1 of U.S. Patent No. 4,710,170. This provision will supersede Paragraph 2.5 of the License Agreement.

         4.8 The following paragraphs of the License Agreement shall not be applicable: 7.4, 7.7, 10.0 and 16.0.

         4.9 All other terms and conditions of the License Agreement shall continue in full force and effect.

         5. Failure to Obtain Paid-Up License. In the event that U.S. Medical does not obtain a paid up license by complying with paragraph 3 above, from and after the date that U.S. Medical does not cure its failure to make any payment, the following provisions apply:

         5.1 Habley shall keep all payments which have been made pursuant to paragraph 3 above. Such payments shall be (in part) in lieu of royalties during the period that paragraphs 4.0, 4.2.1, 4.2.2, 4.2.3, 4.2.4 and 5.1 of the License Agreement are suspended (pursuant to paragraph 6 below), but shall not otherwise

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apply to or be credited against royalties, minimum royalties or any other amounts due to Habley from U.S. Medical.

         5.2 All terms and conditions of the License Agreement including but not limited to paragraph 4.1 and 4.2 (as amended by paragraphs 1 and 2 above) and all rights and remedies of Habley for any breach or violation of the License Agreement shall remain in full force and effect. U.S. Medical's obligation to pay royalties shall be for sales on or after the date of the last payment to Habley pursuant to paragraph 3 above. U.S. Medical's obligation to pay minimum royalties shall be for the period commencing on the date of the last payment to Habley pursuant to paragraph 3 above. However, if U.S. Medical fails to make the payment due December 31, 1994, after the notice and ten (10) day cure period as set forth in paragraph 3 above, all royalties shall be due in accordance with paragraphs 4.1 and 4.2 as amended by paragraphs 1 and 2 above for the entire Second Period and thereafter.

         6. Suspension of Certain Provisions. The following provisions in this paragraph 6 shall apply beginning on the Effective Date of this Amendment and for so long as U.S. Medical makes all timely payments to Habley pursuant to paragraph 3 above. At such time as U.S. Medical obtains a paid-up license pursuant to paragraph 3 above, the provisions of this paragraph 6 shall be superseded by the provisions of paragraph 4. If U.S. Medical does not obtain a paid up license pursuant to paragraph 3 above, the provisions of this paragraph 6 shall be superseded by the provisions of paragraph 5 above.

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         6.1 The following paragraphs of the License Agreement shall not be applicable: 4.0, 4.2.1, 4.2.2, 4.2.3, 4.2.4 and 5.1.

         6.2 The obligations of U.S. Medical pursuant to paragraphs 5.2 and 5.3 of the License Agreement shall be modified, such that U.S. Medical shall continue to provide a quarterly certified written statement which shall set forth the amount of sales and the amount of royalty which would have been payable absent this Amendment. Habley shall continue to have verification rights pursuant to paragraph 5.3 as to the correctness of any such a report.

         7. Affirmation. Except as expressly modified by this Amendment, all terms and provisions of the License Agreement remain in full force and effect.

         8. Opinion Letter. Concurrently with the execution of this Amendment, U.S. Medical shall cause to be delivered to Habley an opinion letter from Brown, Martin, Haller & McClain, counsel for U.S. Medical, in a form reasonably satisfactory to Habley's counsel, as to the following: that this Amendment has been duly executed by U.S. Medical, that this Amendment is a duly authorized, valid and binding obligation of U.S. Medical, and that this Amendment and the License Agreement are valid, binding and enforceable in accordance with their terms.

         9. All covenants, terms and conditions in this Amendment and the License Agreement shall be binding upon all successors and assignees of the parties hereto, whether directly, indirectly or by operation of law, including but not limited to all successors by merger, acquisition, consolidation, sale or assignment.

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         10. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

Dated:   December 5th, 1994               HABLEY MEDICAL TECHNOLOGY CORPORATION



                                          By: /s/ Signature Illegible
                                              --------------------------------
                                                   Its:   President
                                                        ----------------------

Dated: December  8th, 1994                U.S. MEDICAL INSTRUMENTS, INC.



                                          By: /s/ Signature Illegible
                                              --------------------------------
                                                   Its:  President
                                                        ----------------------

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                               LICENSE AGREEMENT

This License Agreement ("Agreement") is entered, made and dated as of the 1st day of July, 1992 ("Effective Date") by and between HABLEY MEDICAL TECHNOLOGY CORPORATION ("Habley"), a California corporation with its principal offices at 22982 Alcalde Drive, Laguna Hills, California 92653-1337 U.S.A., and U.S. MEDICAL INSTRUMENTS, INC., a California corporation ("U.S. Medical") with its principal offices at 3500 Estudillo Street, San Diego, California 92110.

                                   RECITALS:

WHEREAS, Habley and U.S. Medical desire that certain rights with respect to the Products, hereinafter defined, be licensed to U.S. Medical on the terms and conditions of this Agreement;

NOW, THEREFORE, for valuable consideration and exchange of other covenants and conditions, it is hereby mutually agreed:

1.0      Definitions.

         1.1 "Net Selling Price" shall mean the stated aggregate gross selling price of all Products sold or the aggregate gross selling price of all Products for which no price is separately invoiced or otherwise stated to the customer, and not reimbursed, less, where reasonable and necessary, (i) freight and insurance charges (other than product liability) separately invoiced; (ii) sales and other excise taxes imposed directly upon the sale; and, to the extent actually incurred and availed of by the customer in the case of the following clauses (iii), (iv) and (v): (iii) trade, quantity, volume and cash discounts to customers; (iv) credits, allowances or refunds given on account of return or outdating of products; and (v) standard allowances to customers for the industry but excluding advertising allowances. The phrase "in combination with" shall mean attached to, supported by, or in any way manipulated by.

         1.2 "Affiliate" shall mean a corporation or any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the designated party to this Agreement.

         1.3 "Control" shall mean ownership of at least fifty one percent (51%) of the shares of stock entitled to vote for the election of directors in the case of a corporation and at least fifty one percent (51%) of the interest in profits in the case of a business entity other than a corporation.

         1.4 "FDA" shall mean the Food and Drug Administration of the United States of America or any successor agency with legally-vested authority to perform the same function.

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         1.5 "First Commercial Launch" shall mean, with respect to each of the
Licensed Products, the date upon which U.S. Medical has first shipped any of such Products to one (1) or more of its dealers, distributors or end users.

         1.6 "Product" shall mean the "ANSADA" device, or more specifically the "Anti-Needle Strike and Anti-Drug Abuse Syringe" (Attorney Docket No. HMTC-19, U.S. Patent Office Serial No. 14,270, U.S. Patent No. 4,710,170, filed February 12, 1987) and all other goods or products manufactured or sold which in any way, in whole or in part, incorporate any of the claims of the Patents or any rights licensed hereunder.

         1.7 "Patents" shall mean (i) United States patent or applications entitled Anti-Needle Strike and Anti-Drug Abuse Syringe (Attorney Docket No. HMTC-19, U.S. Patent Office Serial No. 14,270, U.S. Patent No. 4,710,170 filed February 12,1987); and (ii) any and all Habley-invented United States and/or foreign patents which hereafter may be granted on any such applications (including modifications, combinations, reissues, divisions and extensions) which "read upon and infringe upon those patents or applications.

         1.8 "Semi-Exclusive License" shall mean that Habley may directly or through importers, distributors, licensees or otherwise also sell such products in the Territory.

         1.9 "Territory" shall mean the United States, Canada and Mexico and such Additional Territories as may be defined and added in accordance with the terms and conditions of Paragraph 1.14 herein.

         1.10 "Term" shall mean the term as set forth in Paragraph 17.1.

         1.11 "Technical Data" shall mean all information, know-how, technology or discoveries developed by Habley pertaining directly or indirectly to any of the Products.

         1.12 "Trade Styles" shall mean the following trade names: ANSADA and any trade names or trademarks developed by Habley in connection with the Product(s).

         1.13 "Advertising Materials" shall mean all Trade Styles, advertising, promotional or marketing copy, labeling, and logos including without limitation, advertisements, brochures, product inserts, promotions, give-aways, trade show displays and other displays, including all art boards therefore.

         1.14 "Additional Territories" shall be those countries, in addition to the United States, Canada and Mexico, in which Habley now has patent protection for the Product or such other countries in which U.S. Medical, with Habley's consent, makes or sells the Product incorporating the Technical Data or Trade Styles.

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
2.0      Grants.

         2.1 License Grant. Habley hereby grants to U.S. Medical an exclusive license under the Patents and under the Technical Data and Trade Styles to make, use and sell the Product for those uses identified in Paragraph 2.5 hereof in the Territory. U.S. Medical shall have no right to grant sublicenses or licenses or to sell, transfer, assign, mortgage, pledge or hypothecate, directly or indirectly, or by operation of law any rights whatsoever with respect to the License granted hereby or with respect to the Trade Styles or Advertising Materials, and any such purported transfer shall be void except on the conditions set forth in Sections 2.2, 2.3 and 2.4 below.

         2.2 Permitted Sublicenses. U.S. Medical may sublicense its rights under this Agreement only with the prior written consent of Habley, which shall not be unreasonably withheld. Unless otherwise consented to by Habley, without limitation, any permitted sublicense agreement shall be subject to the following:

         2.2.1 The identity of the sublicensee must be approved by Habley.

         2.2.2 The sublicensee shall agree to be bound by all applicable provisions of this Agreement.

         2.2.3 U.S. Medical shall affirm its obligations to pay royalties to Habley for all products sold.

         2.2.4 U.S. Medical and Habley shall agree as to a minimum royalty with respect to each sublicense.

         2.3 Quality Assurance Validation. U.S. Medical shall maintain, at all times, such quality assurance, control and validation standards of compliance which shall be acceptable to Habley, Habley's approval for which shall not be unreasonably withheld.

         2.4 Permitted Assignments. U.S. Medical may assign this Agreement only with the prior written consent of Habley, which shall not be unreasonably withheld.

         2.5 Limited Field Of License Grant. The License granted pursuant to Paragraph 2.1 is granted specifically and solely for applications within the specific field of administration of pharmaceuticals or other fluids by syringe and for no other use or specification. Any manufacture, use or sale of Product(s) outside of the authorized field shall terminate this Agreement.

         2.6 Rights Reserved. Except as specifically provided to the contrary in this Agreement, nothing contained in this Agreement shall be deemed to grant any license or other rights to either party under any patents, trademarks, trade names, copyrights, design rights or trade secrets of the other party. No rights of any nature or

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
kind, other than those specifically enumerated in this Agreement under Sections
2.1 through 2.5, are granted or covenanted by either party to the other pursuant to this Agreement. Except as set forth in this Agreement, either party may freely develop, license, transfer or sell products not subject to this Agreement, to third parties at its sole and absolute discretion, without notice to the other.

                  2.7 Product Development. After the execution of this Agreement and during the term of this Agreement, as U.S. Medical reasonably requests, Habley shall transmit to U.S. Medical brief verbal reports of Technical Data concerning the Patents and Products as deemed by Habley to be reasonable, necessary and appropriate. In addition, if requested by U.S. Medical and if deemed solely by Habley to be within the scheduling priorities and prototype manufacturing capabilities of Habley and unless otherwise agreed upon, Habley shall supply to U.S. Medical, at Habley's fully- burdened cost of operation plus fifteen percent (15%), reasonable quantities of prototypes of the Products for confidential laboratory and/or confidential marketing analysis testing and/or clinical testing purposes only, in raw or finished package form, as reasonably requested by U.S. Medical and as agreed to and accepted by Habley.

3.0 Non-Refundable License Fee. In partial consideration for the license granted with respect to the Products, U.S. Medical shall pay to Habley a non-refundable fee, which shall not be applied as an advance against Royalties, payable as follows:

         3.1 One Hundred Twenty-Five Thousand U.S. Dollars ($125,000.00) concurrently with the execution of this Agreement.

         3.2 Sixty-Two Thousand Five Hundred U.S. Dollars ($62,500.00) within three calendar months of execution of this Agreement.

         3.3 Sixty-Two Thousand Five Hundred U.S. Dollars ($62,500.00) within six calendar months of execution of this Agreement.

         If U.S. Medical shall fail to timely make any payment due pursuant to this Paragraph 3, this Agreement and all licenses and rights granted to U.S. Medical hereunder shall be terminated in accordance with Paragraph 17.2.1. No fees pursuant to this Paragraph 3.0 are refundable.

4.0      Royalty.

         4.1 Amount. U.S. Medical shall pay to Habley a royalty in an amount equal to five percent (5%) of the Net Selling Price with respect to all sales of the Product(s) in countries with patent protection and two and one-half percent (2-1/2%) of the Net Selling Price with respect to all sales of the Product in countries without patent protection where the Product(s) incorporate the Technical Data and/or Trade Styles. If

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
any Product is sold in a package, bundle, set or otherwise together with, or as a part of, any product or device not subject to royalty pursuant to this Agreement, the royalty due from U.S. Medical to Habley shall be based upon the usual Net Selling Price received upon comparable sales for the Product subject to this Agreement when sold alone and not the total price of the package, set or bundled product.

         4.2 Minimum Sales/Royalty.

                  4.2.1 The minimum royalty to be paid by U.S. Medical to Habley with respect to sales of all Products in the Territory, exclusive of any Additional Territories, shall be One Hundred Thousand U.S. Dollars ($100,000.00) for the second full calendar year following the First Commercial Launch of the first of the Products, or beginning 12 months after the Effective Date, whichever event occurs first ("First Period"), One Hundred Fifty Thousand U.S. Dollars ($150,000.00) for the third full calendar year following the First Period of the first of the Licensed Products, or 24 months after the Effective Date, whichever event occurs first ("Second Period"), and Two Hundred Thousand U.S. Dollars ($200,000.00) for each full calendar year thereafter during the term of this Agreement ("Third Period").

                  4.2.2 If the sales of the Products are not sufficient during the First Period and Second Period only, to satisfy the minimum royalty obligation set forth above, then U.S. Medical shall have the right of paying such minimum royalty amount to Habley. Beginning with the calendar year commencing on the expiration of the Second Period, minimum royalty amounts must be met only through income generated solely by bonafide actual sales of Products licensed herein by U.S. Medical.

                  4.2.3 If the Signator of this Agreement and/or chairman or president of U.S. Medical, if U.S. Medical is a corporation, resigns or is terminated subsequent to the execution of this Agreement but prior to the First Commercial Launch of any Product(s), without the prior written consent of Habley which shall not be unreasonably withheld, or dies, or is otherwise incapacitated, the Minimum Royalties due hereunder shall immediately become due and payable to Habley as set forth hereinabove in Paragraph 4.2.

                  4.2.4 If U.S. Medical shall fail to meet its obligations under Paragraph 4.2.1, 4.2.2, or 4.2.3 with respect to payments of minimum royalties or sales, all licenses and rights granted to U.S. Medical hereunder shall be terminated in accordance with Section 17.2.1.

                  4.3 Competition. If in any country or territory, including the United States, any product which is the same as any of the Products shall be sold by a third party licensed by reason of a law providing for compulsory licensing (and provided such compulsory licensing is not attributable to U.S. Medical's failure to use its best efforts to market, distribute and/or sublicense such of the Products in such country), then upon so notifying Habley, U.S. Medical shall have the right, as its sole and

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
exclusive remedy, to reduce the royalty payable by U.S. Medical to Habley on the Net Selling Price of such of the Licensed Products in such country or territory pursuant to Section 4.1 to seventy-five percent (75%) of the rate specified in Section 4.1.

                  4.4 Expiration of Patents. Upon the expiration of each Patent for a Product licensed under this Agreement, or if all or substantially all of the patent claims obtained by Habley in the United States covering the manufacture or use of a Product are held invalid in a final judgment by a court of competent jurisdiction, U.S. Medical shall continue to have a Non-Exclusive License to make, use and sell the Product, if U.S. Medical is utilizing among other things, the Trade Styles and Technical Data in accordance with the provisions of this Agreement for the balance of the Term, and shall pay to Habley an amount equal to 50% of the royalty otherwise payable pursuant to this Paragraph 4 for the balance of the Term. For the purposes of this paragraph, the term "Non-Exclusive License" means that Habley will not make, use or sell the Products through importers, distributors, licensees or otherwise.

                  4.5 Material Change. Because the Patents give Habley a limited period of time in which to exclusively commercialize any products based thereon, Habley has taken particular care and attention to select the licensee as the entity to commercialize the Products, and particular attention to representations by U.S. Medical to Habley concerning U.S. Medical's management, control, ownership, resources, and business plan. In the event of any material change prior to First Commercial Launch, and prior to payment in full of Non-Refundable License Fee, as per Paragraph 3.0 hereinabove, whether voluntary or involuntary, in the management, control, ownership or resources of U.S. Medical, which adversely affects U.S. Medical's abilities to carry out its obligations under this Agreement, as determined in the sole reasonable discretion of Habley, Habley shall have the right to convert the License granted to U.S. Medical hereunder to a Semi-Exclusive License for the balance of the Term, in which case U.S. Medical shall pay to Habley an amount equal to 75% of the royalty otherwise payable pursuant to this Paragraph 4 for the balance of the Term.

                  4.6 Royalty-Free Promotional Samples. Such samples for the purpose of introducing the U.S. Medical syringe to end users may be supplied to such end users on a royalty free basis, providing said syringes are given by U.S. Medical free of any charge and that the total number of said promotional U.S. Medical syringes shall not exceed 10% of the total yearly production of U.S. Medical syringes which otherwise would be subject to this Agreement. This Paragraph 4.6 will be valid only for the first 12 months following execution of this Agreement and shall be discontinued at that time with no additional notice required.

5.0      Payments, Reports and Records.

                  5.1 Timing of Payment(s). Royalties shall be paid by U.S. Medical to Habley quarterly in an amount equal to not less than (i) twenty-five percent (25%) of the annual minimum royalty amounts set forth in Section 4.2.1 within ten (10) calendar

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
days following the end of the calendar quarter to which the same is attributable until royalties paid exceed the annual minimum; and, (ii) the balance of the accrued royalty for such quarter within thirty (30) days following the end of such quarter. Royalties with respect to sales of Product(s) prior to commencement of Minimum Royalty payments shall be paid quarterly.

                5.2 Statement. U.S. Medical will render to Habley with each such royalty payment a certified written statement setting forth all computational details of the royalties payable for such quarter and a certified statement from a corporate officer of U.S. Medical setting forth the amount of sales and that the amount of the royalty paid has been calculated in accordance with this Agreement. U.S. Medical will keep records in sufficient manner and detail to verify sales and to enable the royalties to be calculated.

                5.3 Verification. Habley (and its employees, agents, contractors and accountants) shall, at reasonable times and with reasonable notice and at Habley's expense, have access to, and may make copies of, U.S. Medical's records concerning promotional distribution (as per Paragraph 4.6 hereinabove), sales and manufacturing of the Product(s) during normal business hours for the purpose of verifying for Habley, with respect to any calendar quarter ending not more than three (3) calendar years prior to the date of such request, the correctness of any report and/or payment due under this Agreement.

                5.4 Method of Payment.

                    5.4.1 Exchange Rate. All royalties shall be paid to Habley in U.S. Dollars. As to any sales made by U.S. Medical in another currency, the amount of payment shall be determined by converting from the currency in which the sales are made at the rate of exchange quoted by the Wall Street Journal for the last business day of the calendar quarter to which the royalty payment pertains.

                    5.4.2 Taxes. Except as provided in this Paragraph 5.4.2, U.S. Medical shall be responsible for any taxes assessed on account of income, sales, use or inventory. Habley shall be responsible for any taxes on account of income by virtue of the license fees and royalty payments received from U.S. Medical. If any taxes are assessed against Habley on account of income earned in or royalty remittable from any country and for which provision is now or hereinafter made in the law for withholding from royalties to be remitted to Habley there shall, unless exemption has been obtained, be deducted from such royalty and shall be paid by U.S. Medical to the proper tax authorities the amount of such withholding required by the law, and U.S. Medical shall forthwith pay to Habley, in addition to any other amounts due from U.S. Medical to Habley, an amount equal to the payment withheld. Habley shall join with U.S. Medical, if U.S. Medical shall so reasonably request, at no expense to Habley, in applying for exemption from taxation upon royalties payable by U.S. Medical under this Agreement pursuant to any international convention or agreement.

6.0      CONFIDENTIALITY.

         6.1 GENERAL. U.S. Medical and Habley agree that any and all documents or information included in Technical Data and all of each parties' other information, specifications, data, know-how, materials and all other communications, oral or written, relating to the patents and Products (the "Information") shall be subject to the following obligations:

             6.1.1 Each party will keep all Technical Data and Information confidential and will not, without the prior written consent of the other party, disclose any such Information.

             6.1.2 Neither party shall use, directly or indirectly, any Technical Data or Information for any purpose other than for the purposes of this Agreement.

             6.1.3 All officers, employees and contractors of U.S. Medical who have access to Technical Data and Information shall have signed written agreements, in form and substance reasonably satisfactory to Habley, providing that the officer/ employee/contractor shall not use or disclose the Technical Data or Information to anyone, and shall not use the Technical Data or Information except for the purposes of this Agreement. U.S. Medical shall take all reasonable steps to ensure that Technical Data or Information is not used or disclosed by its employees, officers or contractors except as permitted by this Agreement, both during and subsequent to their term of employment. U.S. Medical shall take all reasonable steps to ensure that its officers, employees and contractors know that the Technical Data and Information is confidential. In the event of a breach of confidentiality by any officer, employee or contractor of U.S. Medical, notwithstanding any rights or remedies which Habley may have against U.S. Medical, U.S. Medical shall, at U.S. Medical's sole cost and expense, take all necessary actions to prevent any further breach of the confidentiality provisions and to obtain all copies of documents which embody or refer to the Technical Data or Information.

             6.1.4 If any subpoena or request is received seeking production or disclosure of any Technical Data or Information, the party receiving such subpoena, process or request shall (a) immediately notify the other party in writing; and, (b) decline to produce or discharge the Technical Data or Information under applicable trade secret privileges. If one party desires to produce or discharge the Technical Data or Information, but the other party objects, the objecting party shall immediately take such steps as are necessary to obtain a final court determination. Pending final court determination, no Technical Data or Information shall be produced or disclosed (except to a judge for the purpose of ruling upon the trade secret claim if that procedure is allowed by applicable law and utilized by the judge presiding).

             6.1.5 Except as otherwise be provided herein, all Technical Data and Information including, without limitation, monographs, specifications, flow sheets, descriptions, data, samples and other tangible material pertaining thereto shall be the property of Habley. Upon termination of this Agreement, U.S. Medical shall deliver to Habley all Technical Data and Information, in whatever form, and all copies thereof, with the exception that U.S. Medical may retain one, strictly confidential, single copy in its U.S.A. headquarters in specially secured legal files solely for the purpose of identifying its obligations under this Agreement, which copy shall continue to be deemed "TECHNICAL DATA" and "INFORMATION" and shall continue to be subject to the confidentiality provisions of this Section 6.

             6.1.6 The foregoing obligations of confidentiality shall not apply to:

               a) Information known to the receiving party prior to the date of its disclosure pursuant to this Agreement (as evidenced by written documentation of such prior knowledge submitted to the disclosing party in confidence by the receiving party within a reasonable time thereafter but not to exceed ten (10) calendar days) and not obtained or derived directly or indirectly from the disclosing party;

               b) Information which lawfully is or becomes public, or available to the general public otherwise than through an act or default of any party to this Agreement; or,

               c) Information disclosed to a party by a third party having the legal and lawful right to do so.

         6.2 WRITTEN DISCLOSURES. All written disclosures of Technical Data or Information shall be confidential and shall bear the notation "CONFIDENTIAL". All non-written disclosures of Technical Data or Information considered confidential by the disclosing party shall be confirmed in a document reduced to writing within three (3) business days following the non-written disclosure to the other party and transmitted to the other party within five (5) days thereafter. The written confirmation shall bear clearly the notation "CONFIDENTIAL", shall identify the particular Technical Data or Information that is considered confidential, and shall be addressed to the officers and/or employees of a receiving party known or believed by the submitting party to be the persons who received the non-written disclosure of confidential Technical Data or Information.

         6.3 NOT IN THE PUBLIC DOMAIN. For the purposes of this Agreement, specifics disclosed as part of Technical Data or Information shall not be deemed to be in the public domain, or in the prior possession of a party merely because it is embraced by more general information in the public domain, or by more general information in the prior possession of a party.

         6.4 ENTIRE CONFIDENTIALITY AGREEMENT. This Agreement supersedes any prior Confidentiality Agreements between the parties with respect to this subject matter.


7.0      OBLIGATIONS OF U.S. MEDICAL.

         7.1 BEST EFFORTS. U.S. Medical shall use its best efforts to expeditiously commercialize the Products and to maximize and promote sales of the Products.

         7.2 REGULATORY. U.S. Medical shall strictly comply with all applicable laws, rules and regulations of all applicable jurisdictions (including but not limited to the FDA) in connection with the Products, including but not limited to those relating to the manufacturing, labeling, packing, shipping, storage, sales, distribution and support of Products.

         7.3 RESOURCES. U.S. Medical shall at all limes use its best efforts to have and maintain adequate financial and other resources specifically dedicated and approved for the purposes of this Agreement to enable U.S. Medical to perform all of its obligations under this Agreement.

         7.4 ACCESS. U.S. Medical, shall, upon prior notice and at reasonable times, allow Habley (and its agents, and confidential representatives) access to any of U.S. Medical's plants, manufacturing facilities and warehouses to confidentially observe and inspect them for compliance with the terms of this Agreement.

         7.5 ENGINEERING DRAWINGS.

             (a) Engineering Drawings ("Drawings") created by Habley and furnished to U.S. Medical are, and will remain, the sole and complete property of Habley. Such Drawings are integral to, part of and subject to all provisions, including but not limited to, the provisions of Paragraph 6 pertaining to confidentiality of this Agreement.

             (b) Drawings shall not under any circumstances whatsoever, unless prior written authorization is granted by Habley, be redrawn, reproduced, distributed, altered or in any way modified, in whole or in part, by U.S. Medical. Only Habley shall have the authority to redraw, reproduce, distribute, alter or modify Drawings.

             (c) In order to maintain continuity, consistency and functional ability of Products described by Drawings, any and all changes, revisions, and/or modifications to Drawings will be made solely by Habley.

             (d) If U.S. Medical shall modify any of the Drawings, Habley, in its sole and absolute discretion, may terminate this Agreement and the license and all rights of U.S. Medical hereunder.

             (e) Reasonable requests by U.S. Medical for distribution and/or modification of engineering Drawings by Habley will receive prompt and reasonable consideration by Habley, and if accepted by Habley, will be promptly implemented by Habley, at the cost of U.S. Medical.

             (f) Habley will be provided with an ongoing record, updated with reasonable frequency, documenting the receipt of such modified engineering drawings as well as all distributions of same.

         7.6 MANUFACTURING COMPLIANCE. The patent notification shall be displayed upon each Product or on labels or packaging containing the Product(s) as required by patent law.

         7.7 ADVERTISING. U.S. Medical shall keep Habley apprised of and supply Habley with copies of Advertising Materials pertaining to Products.


8.0      PROSECUTION OF PATENT APPLICATIONS AND 510-K APPLICATIONS.

         8.1 PROSECUTION OF PATENT APPLICATIONS BY HABLEY. The definition of Patents in Paragraph 1.7 and in Exhibit "A" attached hereto, contains a description of those of Habley's United States and foreign patents and patent applications covered by this Agreement. Habley agrees to diligently prosecute said United States applications and any and all United States patent applications which may hereafter be filed (subsequent to the execution of this Agreement) relating to the Products ("Additional Patent Application"), and to keep U.S. Medical reasonably advised as to all material developments in connection with the prosecution of said applications in a timely manner after such developments are known to, and evaluated by, Habley. With respect to the Patent licensed hereunder, U.S. Medical shall see and assure that any applicable requirements for the affixing of notices on the Products are met. U.S. Medical shall pay to Habley within thirty (30) days of billing an amount equal to fifty percent (50%) of the actual expenses, for drafting, filing, and maintenance of such Additional United States Patent Applications. U.S. Medical shall pay to Habley within thirty (30) days of billing an amount equal to one hundred percent (100%) of the actual expenses for drafting, filing, prosecution, maintenance and enforcement of any corresponding foreign patent applications whose filing is approved in advance by U.S. Medical. U.S. Medical acknowledges that Habley may, in its sole and absolute discretion, file foreign patent applications on a country-by-country basis directly in each country. U.S. Medical further acknowledges that Habley may, at its sole and absolute discretion, file a separate patent application for each claim made in the patents in Japan so as to maximize patent protection under Japan's narrow claim interpretation practices. U.S. Medical shall not be responsible for the costs of any individual patent application in excess of Three Hundred Thousand Dollars ($300,000.00) unless approved by U.S. Medical in writing prior to its filing. U.S. Medical's obligations under this Paragraph 8.1 shall be limited to One Hundred and Fifty Thousand Dollars

($150,000.00) per annum, adjusted upwardly each year pursuant to the "Cost of Living Index," as established for the Orange County, California location, or as the parties mutually agree. Prototypes which Habley in its sole opinion deems necessary for the "reduction to practice" of such patent application shall be deemed an actual expense subject to reimbursement as set forth in this Paragraph
2.6 on a fully-burdened time and materials basis plus fifteen percent (15%).

         8.2 PROSECUTION OF PATENT APPLICATIONS BY U.S. MEDICAL IN HABLEY'S NAME. U.S. Medical shall, upon notice from Habley of the particular foreign jurisdiction involved, prosecute all foreign patent applications described in the definition of Patents in Paragraph 1.7, in Habley's name, but at U.S. Medical's expense. In addition, U.S. Medical shall, upon notice from Habley of the particular foreign jurisdiction involved, prosecute all additional foreign patent applications required by Habley, in Habley's name, at U.S. Medical's expense, for any Additional Territories. U.S. Medical shall employ only such agents or attorneys as may be approved in advance and in writing by Habley and shall not transmit any proprietary information to any agent or attorney until receipt of such written approval. In the event that U.S. Medical shall not prosecute any patent in a foreign jurisdiction, Habley may notify U.S. Medical of its intent to prosecute such patent in such jurisdiction at U.S. Medical's expense, which costs and expenses U.S. Medical shall reimburse to Habley within fifteen (15) days of receipt of an invoice.


9. PATENT INFRINGEMENT. If any of the claims in the Patents are infringed by a third party by the sale of a product Habley shall have the exclusive right to institute suit under the Patents to enjoin the infringement and for damages for a period of one hundred and twenty (120) days after Habley receives notice of the infringement from U.S. Medical. If Habley brings suit: U.S. Medical shall cooperate with Habley to a reasonable extent requested by Habley, Habley shall have the right to bring suit in the name of U.S. Medical as well as Habley, U.S. Medical shall have the right to be represented by legal counsel of its choice at its expense during the conduct of such infringement suit, costs, expenses and/or damages recovered from the infringer shall first be applied to reimburse Habley for Habley's reasonable costs and expenses actually incurred and the remainder of such recovery shall be paid to Habley on account of loss of royalty, and any additional recovery shall be shared by the parties fifty percent (50%) for Habley and fifty percent (50%) for the U.S. Medical.

         If Habley shall fail to institute suit to enjoin such infringement within one hundred and twenty (120) days after written notification thereof by U.S. Medical, then U.S. Medical shall have the right, at its sole and complete expense, to bring suit in its own name and in the name of Habley. During the period in which U.S. Medical is bringing suit in accordance with this Paragraph 9, U.S. Medical may apply up to fifteen percent (15%) of the royalties payable to Habley for such time period under applicable terms of this Agreement, after the first actual appearance or filing of papers in court, to the payment of its reasonable costs and expenses of prosecuting the infringement action.

         If U.S. Medical shall recover costs, expenses and/or damages, from the infringer, such recovery shall be retained by U.S. Medical to the extent of U.S. Medical's reasonable costs and expenses actually incurred and the remainder of any such recovery shall be shared equally between U.S. Medical and Habley up to, but not further than, Habley's loss of royalty under this Paragraph 9. The recovery in excess of Habley's loss of royalty shall be shared by the parties fifty percent (50%) for Habley and fifty percent (50%) for U.S. Medical. Habley shall cooperate with U.S. Medical to a reasonable extent requested by U.S. Medical and Habley shall have the right to be represented by legal counsel of its choice at its sole expense during the conduct of such infringement suit.

10.0 COMPETITIVE PRODUCTS. U.S. Medical represents and warrants to Habley that it does not manufacture, sell or have any rights to manufacture or sell, directly or indirectly, any safety syringe product which is used for the same or similar purpose as any of the Products and that it has no intention or plans at the present time to make, sell or have any rights in any product which is used for the same or similar purpose as any of the Products. If U.S. Medical shall make, have made for it, use and/or sell or obtain any rights in or to any safety syringe product which is used for the same or similar purpose as any of the Products then all licenses and rights granted to U.S. Medical in this Agreement shall, immediately and without notice, thereupon become Semi-Exclusive Licenses for the balance of the Term, in which case U.S. Medical shall continue to pay to Habley all royalties pursuant to Paragraphs 4.1 through 4.4.


11.0     REPRESENTATIONS.

         11.1 REPRESENTATIONS OF HABLEY. Habley hereby represents and warrants to U.S. Medical:

             (a) This Agreement represents a duly authorized and enforceable obligation of Habley and has been duly approved by Habley's directors, except as such enforcement may be limited by applicable laws of bankruptcy, insolvency and equitable enforcement of judgments. When executed and delivered to U.S. Medical by Habley, this Agreement will be legally binding on Habley to the extent herein set forth.

             (b) Habley is a corporation duly authorized and validly existing and in good standing under the laws of the State of California. To the best knowledge of Habley, there is no suit, action or investigation of any type which is pending, threatened or contemplated to liquidate or dissolve Habley or to declare any of its corporate rights, powers, privileges or license to be null and void or otherwise in less than full force and effect, to declare that Habley or any of its directors, officers, agents or employees have exceeded or violated any of their respective rights, powers or privileges or to obtain any decree, order, judgment or any other judicial determination or administration or other ruling that will or may materially impede or detract from any of the corporate rights, powers or privileges now vested in Habley.

             (c) The execution, delivery and performance of this Agreement by Habley will not conflict with, or result in a breach of, the articles of incorporation or bylaws of Habley, or any agreement, document or other instrument or understanding to which Habley is a party or by which it is bound, or to the best knowledge of Habley any decree or order of any court or administrative or governmental body.

             (d) No representation, warranty, statement or information made or furnished by Habley to U.S. Medical, including but not limited to, those contained in this Agreement and the other statements or other information furnished by Habley, contains any false or misleading statement of any material fact, nor has Habley failed to state any material fact or information known to it which would make such representation, statement or information misleading.

             (e) The definition of "Patents" in Paragraph 1.7 includes all patents and applications for any patents (both domestic and foreign) relating to the Products and, to the extent indicated in such definition, such patents and patent applications have been duly registered in, filed in, or issued by the offices indicated therein:

                 (i) Habley is the sole and exclusive owner of the Patents and the Technical Data and has the right to use, license or sublicense the use of the Patents and the Technical Data; and,

                 (ii) to Habley's knowledge, no proceedings have been instituted during the last five years, are pending or are threatened which challenge the rights of Habley or any Affiliate of Habley in respect thereto or the validity thereof.

             (f) Habley has not received notice from the FDA or any other federal, state or foreign governmental agency claiming that any of the Products is in any way not in full compliance with the requirements of the FDA or any other laws, rules or regulations.

             (g) To Habley's knowledge there are no claims or lawsuits (including, without limitation, personal injury and product liability claims or lawsuits) pending or, to the knowledge of Habley, threatened against Habley involving any of the Products, nor have there been any such claims or lawsuits.

             (h) Neither Habley nor any of its officers or directors has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders' fees in connection with the transactions set forth in this Agreement.

        11.2 REPRESENTATIONS OF U.S. MEDICAL. U.S. Medical represents and warrants to Habley:

             (a) This Agreement represents a duly authorized and enforceable obligation of U.S. Medical and has been approved by all requisite corporate action on the part of U.S. Medical except as such enforcement may be limited by applicable laws of bankruptcy, insolvency and equitable enforcement of judgments. When executed and delivered to Habley by U.S. Medical, this Agreement will be legally binding on U.S. Medical to the extent set forth herein.

             (b) U.S. Medical is a corporation duly authorized and validly existing and in good standing under the laws of the State of California. To the best knowledge of U.S. Medical, there is no suit, action or investigation of any type which is pending, threatened or contemplated to liquidate or dissolve U.S. Medical, or to declare any of its corporate rights, powers, privileges or licenses to be null and void or otherwise in less than full force and effect, or obtain any decree, order, judgment or any other judicial determination or administrative or other ruling that will or may materially impede or detract from any of the corporate rights, powers or privileges now vested in U.S. Medical, which in the case of any of the foregoing will have a material and adverse impact on U.S. Medical's ability to perform under this Agreement.

             (c) The execution, delivery and performance of this Agreement by U.S. Medical will not conflict with, or result in a breach of, the articles of incorporation or bylaws of U.S. Medical or to the best knowledge of U.S. Medical, of any agreement, document, or other instrument or understanding to which U.S. Medical is a party or by which it is bound any decree or order of any court or administrative or governmental body.

             (d) No representation, warranty, statement or information made or furnished by U.S. Medical to Habley, including but not limited to those contained in this Agreement and the other statements or other information furnished by U.S. Medical, contains any false or misleading statement of any material fact nor has U.S. Medical failed to state any material fact or information known to it which would make such representation, statement or information misleading.

             (e) Neither U.S. Medical nor any of its officers or directors have employed any broker or finder or incurred any liability regarding brokerage fees, commissions or finder's fees in connection with the transactions contemplated and set forth in this Agreement.

        11.3 NO WARRANTY. Habley makes no representation or warranty as to whether or not the Patent and other intellectual property being licensed by this Agreement is subject to claims of infringement by third parties. U.S. Medical assumes any and all risk of such claims. U.S. Medical has conducted its own independent infringement search through its own independent patent counsel.

12.0     INDEMNITY.

         12.1 U.S. MEDICAL INDEMNITY. U.S. Medical shall indemnify and hold Habley harmless from any and all loss, liability, claims, demands, fees, costs, damages, judgments and/or expenses, including but not limited to the legal defense of Habley in connection with any claim, suit, action, proceeding (including administrative proceedings) arising out of or resulting from (i) any regulatory approval obtained by U.S. Medical, (ii) the breach of any representation, warranty or obligation made by U.S. Medical in this Agreement or in any document delivered pursuant hereto, or (iii) the design, engineering, manufacture, use and/or sale of the Products.

         12.2 HABLEY INDEMNITY. Habley shall indemnify and hold U.S. Medical harmless from any and all loss, liability, claims, demands, fees, costs, damages, judgments and/or expenses, including but not limited to the legal defense of U.S. Medical in connection with any claim, suit, action, proceeding (including administrative proceedings), arising out of or resulting from (i) the breach of any representation or warranty made by Habley in this Agreement or in any document delivered pursuant hereto, or (ii) Habley's design, development and engineering of the Products. Any non-Habley executed design, development and/or engineering of the Products will nullify and void this indemnification.

13.0 INSURANCE. At all times during the Term of this Agreement, U.S. Medical shall have in effect, at U.S. Medical's sole cost, a policy or policies of general liability insurance, including product liability providing for payment of defense costs and damage claims arising out of the design, manufacture, sale and use of the Products, with limits of liability of not less than $1 million per occurrence and $3 million cumulative with an insurance company or companies duly licensed in California and rated Best's A-15 or higher. For any products that incorporate or use the Technical Data or Trade Styles, the limits of liability shall not be less than $2.5 million per occurrence and $5 million cumulative.


14.0 LICENSE-RELATED CONSULTING. If requested by U.S. Medical, Habley may, at its sole and complete discretion, provide to U.S. Medical consulting and technical services with respect to the Products for a period which at Habley's sole and complete discretion shall not exceed three (3) working days per month, during the first six (6) months after the Effective Date, for a total of eighteen (18) days, as reasonably requested by U.S. Medical with reasonable prior notice of request to Habley at locations reasonably requested by U.S. Medical and accepted by Habley at such time as the parties shall mutually agree. U.S. Medical shall pay to Habley the sum of Two Hundred Eighty Dollars ($280.00) per hour for such services within five (5) days of receipt by U.S. Medical of an invoice for such services. In addition, U.S. Medical will reimburse Habley for all reasonable expenses incurred in connection with such consultation including travel-related expenses. Habley will be acting as an independent contractor and not as an agent or representative of U.S. Medical.

15.0 FURTHER ASSURANCES. Each of the parties hereto hereby agrees to take or cause to be taken such further actions, to execute, deliver and file or cause to be executed, delivered and filed, such further documents and instruments, and to use best efforts to obtain such consents, as may be necessary or as may be reasonably requested in order to fully effectuate the purposes, terms and conditions of this Agreement.


16.0 PROGRESS REPORTS. U.S. Medical will provide Habley with accurate and complete written Progress Reports at least every ninety (90) days after the Effective Date. Progress Reports shall accurately and completely summarize the current status and future plans for manufacturing and sales of Product(s), and any activity relating to the Patent. In addition, if requested by Habley, U.S. Medical shall respond in writing to questions relating to the manufacture of the Product(s) including but not be limited to, the following subjects: design, development and subcontract production tooling; marketing, planning and distribution schedules as well as ongoing updates and/or modifications of same, agreements with vendors, regulatory matters, and foreign patent-related matters including, but not limited to, information regarding the drafting, filing, prosecution, issuance, infringement and enforcement of foreign patents. In addition, if requested by Habley, U.S. Medical shall provide Habley with copies of relevant agreements and documentation, including but not limited to, agreements with vendors, regulatory applications, submittals, approvals and correspondence, and marketing, planning and distribution schedules.


17.0     TERM AND TERMINATION.

         17.1 TERM. This Agreement, unless otherwise earlier terminated pursuant to the terms hereof, shall remain effective for the term of the last to expire of the Patents, except that the term as it relates to Technical Data or Trade Styles shall continue for ninety-nine (99) years from the Effective Date.

         17.2 TERMINATION/BREACH. This Agreement shall terminate immediately and without further notice upon the occurrence of any of the following:

              17.2.1 U.S. Medical shall fail to pay to Habley, when due, any portion of any licensing fee, royalty or minimum royalty as required pursuant to Paragraphs 3 or 4, which remains uncured for more than ten (10) days after written notice from Habley.

              17.2.2 U.S. Medical shall fail to accomplish First Commercial Launch within two years of the Effective Date.

              17.2.3 U.S. Medical shall fail to timely perform any other obligation of U.S. Medical contained in this Agreement which remains uncured more than thirty

(30) days after written notice from Habley.

              17.2.4 U.S. Medical shall (a) become insolvent, or cease, be unable, or admit in writing its inability to pay its debts as they mature, or make a general assignment for the benefit of, or enter into any compromise or arrangement with, creditors; (b) apply for, or consent (by admission of material allegations of a petition or otherwise) to, the appointment of a receiver, trustee or liquidator of it or a substantial part of its assets, or authorize such application or consent (or proceeding seeking such appointment shall be commenced against it without such authorization, consent or application and continue undismissed for a period of sixty (60) days); (c) authorize or file a voluntary petition under or apply for or consent (by admission of material allegations of a petition or otherwise) to the application of any bankruptcy, reorganization, readjustment of debt, insolvency, dissolution, liquidation or other similar law of any jurisdiction, or authorize such application or consent (or proceedings to such end shall be instituted against it without such authorization, application or consent, and remain undismissed for sixty (60) days, or result in the entry of an order for relief or adjudication of insolvency); or (d) permit or suffer all of or any substantial part of its property to be sequestered or attached by court order and such order remains undismissed for sixty (60) days.

         17.3 EFFECT OF TERMINATION. Upon termination pursuant to Paragraph 17.2, or as otherwise provided in this Agreement, and without further notice:

              17.3.1 The grant of license set forth in Paragraph 2 hereof shall be terminated and of no further force or effect, and without limitation U.S. Medical shall have no right to manufacture, sell or use the Products except as set forth in this Paragraph 17.3.

              17.3.2 U.S. Medical shall have the right to sell such quantities of the Products as U.S. Medical may have on hand at the time of such termination only at a price equal to or greater than the average selling price of the Products over the previous six (6) month period, subject to the payment of any royalty to Habley with respect thereto as provided herein; provided, however, that if Habley gives notice in writing to U.S. Medical, U.S. Medical shall sell to Habley all of the then-existing inventory at U.S. Medical's cost (and no royalties shall be due to Habley on account of such transaction).

              17.3.3 U.S. Medical shall grant to Habley an exclusive 99 year royalty free license to any Habley-produced product-specific Trade Styles and Advertising Materials in favor of Habley, and U.S. Medical shall not continue to use such rights or materials. U.S. Medical shall deliver to Habley, FOB from U.S. Medical's facilities, all such product-specific Advertising Materials and all copies thereof.

              17.3.4 U.S. Medical shall remain liable to Habley for any royalties due and for any other damages recoverable by Habley from U.S. Medical.

18.0 FORCE MAJEURE. Each party shall be excused from the performance of its obligations hereunder for a reasonable time in the event such performance is prevented by force majeure. For the purposes of this Agreement, force majeure shall mean causes beyond the reasonable control of the party seeking to be excused including without limitation, acts of God, war, earthquake or storm, epidemic and complete failure of public utilities or common carriers and specifically excluding bankruptcy.


19.0 NON-ASSIGNMENT. Except as otherwise specifically provided in this Agreement, neither party shall assign or delegate any of its rights, duties or obligations to any other person without the prior written consent of the other party, and any such assignment or delegation shall be void.


20.0     MISCELLANEOUS.

         20.1 ENTIRE AGREEMENT. There are no oral agreements between the parties hereto affecting this Agreement. This Agreement constitutes the entire Agreement between Habley and U.S. Medical relating to the subject matter hereof and supersedes and replaces all prior writings, discussions and rights relating to the subject matter hereof.

         This Agreement supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and/or understandings, if any, between the parties hereto or displayed with respect to the subject matter thereof.

         In the event the terms and conditions of this Agreement shall conflict with the terms and conditions contained on any purchase or order form, invoice, etc., the terms and conditions of this Agreement shall govern and control unless such document is signed by both parties and clearly indicates that the parties intend to vary the terms of this Agreement.

         All negotiations and oral agreements have been merged into and are included herein. In entry into this Agreement, neither party is relying upon any statement, condition, act, representation or warranty not set forth in this Agreement.

         20.2 AMENDMENT. This Agreement may only be amended or modified only by a written document signed by the party to be charged.

         20.3 GOVERNING LAW AND VENUE. This Agreement shall be governed by and construed in accordance with the laws of the State of California. Proper venue for this Agreement is the County of Orange, State of California, U.S.A.

         20.4 PERFORMANCE. This Agreement is entered into and is expressly to be performed in Orange County, California.

         20.5 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together or separately shall constitute one and the same instrument.

         20.6 HEADINGS. The Paragraph headings contained in this Agreement have been inserted for identification and reference purposes only and shall not determine the construction or interpretation of this Agreement.

         20.7 NOTICES. Any notice required or permitted to be given hereunder shall be deemed sufficient if mailed by registered or certified mail (return receipt requested), or delivered by overnight courier or messenger (i.e., Federal Express) to the party to whom such notice is being given. If delivered by hand or by mail, any such notice shall be considered given when received. If delivered by overnight courier or messenger, any such notice shall be considered given two (2) business days after given to the delivery service. All notices to Habley shall be addressed as follows:

                              HABLEY MEDICAL TECHNOLOGY CORPORATION
                              22982 Alcalde Drive, Building 100
                              Laguna Hills, CA 92653-1337.
                              Attention: Terry McGovern Haber
                              President and Chairman

with a copy to Habley's legal counsel at:

                              BIDNA & KEYS
                              1401 Dove Street
                              Newport Beach, CA 92660
                              Attention: Howard M. Bidna

and a copy to Habley's patent counsel at:

                              TOWNSEND & TOWNSEND
                              Steuart Street Tower
                              One Market Plaza
                              San Francisco, CA 94105
                              Attention: Georg Seka

All notices to U.S. Medical shall be addressed as follows:

                              U.S. MEDICAL INSTRUMENTS, INC.
                              3500 Estudillo Street
                              San Diego, California 92110
                              Attention: Matthew S. Mazur, President

With a copy to U.S. Medical's legal counsel at:

                              BROWN, MARTIN, HALLER & MCCLAIN
                              110 West "C" Street
                              San Diego, CA 92101
                              Attention: Carl R. Brown

Either party may change the address or person to which notice to it is to be given by providing the other party ten (10) days prior notice of such change of address.

         20.8 SURVIVAL OF REPRESENTATIONS. The warranties and representations contained in this Agreement shall survive the execution and delivery of this Agreement.

         20.9 WAIVER. Waiver of any breach or failure of any term or condition of this Agreement shall not be construed as a waiver of a subsequent breach or failure of the same term or condition or a waiver of any other term or condition of this Agreement. Delay or failure to exercise any right or remedy hereunder shall not impair such right or remedy or be construed as a waiver thereof or as acquiescence in a default.

         20.10 SEVERABILITY. If any provision of this Agreement as applied to either party or to any circumstance shall be adjudged to be void and unenforceable, the same shall in no way affect:

               20.10.1 Any other provision in this Agreement;

               20.10.2 The application of such provision in any other circum-stances; or,

               20.10.3 The validity or enforceability of the Agreement as a whole.

         20.11 MUTUAL CONTRIBUTION. Each party hereto and its counsel have mutually contributed to the preparation and drafting of this Agreement, and no provision hereof shall be construed against any party on the grounds that that party or its counsel drafted any provision set forth in this Agreement.

         20.12 DISCLOSURE. Neither party shall make any public disclosure regarding the specific contractual subject matter hereof without prior written consent of the other party except as required by applicable laws and regulations.

         20.13 THIRD PARTIES. The Agreement is not intended to confer upon persons who are not parties hereto any rights, remedies or benefits.

         20.14 BINDING ARBITRATION. Any dispute arising out of, relating to or involving this Agreement, including but not limited to, any questions of acts in the inducement, performance, breach, termination, damages, and amounts owing shall be resolved only by binding arbitration, pursuant to the provisions of the California Arbitration Act, California Code of Civil Procedure Section 1280. et seq., before one of the retired judges on the panel of the Judicial Arbitration and Mediation Service, Inc. Arbitration shall be conducted in Orange County, California. In the event that, for any reason, the Judicial Arbitration and Mediation Service, Inc. is unable to provide the arbitrator, one party, or the other, or both, shall apply to Orange County Superior Court to appoint one person to act as the arbitrator.

               Neither party shall institute any action in any court (state, federal or in a foreign jurisdiction) in any way relating to this Agreement. In the event either party institutes any court action, such action shall immediately be dismissed or stayed, except for actions to appoint an arbitrator or to confirm an arbitration award pursuant to this Paragraph 20.14.

               The arbitrator shall decide all issues subject to the arbitration without a jury. Habley and U.S. Medical hereby expressly waive any right, whether under the Federal or State Constitution, or otherwise, to a jury trial, and represent to one another that this waiver is made voluntarily and after consulting with an attorney of choice.

         20.15 ATTORNEY'S FEES. Should any litigation or arbitration be commenced between the parties hereto or should any party institute any proceedings in a bankruptcy or similar court affect any provisions of this Agreement or the rights and duties of any person or entity in relation thereto, the party prevailing in such litigation or arbitration shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its attorney's fees and court costs which shall be determined by the court or arbitrator in such litigation or arbitration, as the case may be.

         20.16 ADVICE OF COUNSEL. Each of the parties represent and warrants that it has had a full and fair opportunity to review this Agreement and that it has been negotiated and reviewed by legal counsel of its own choosing.

         20.17 FEES AND EXPENSES. Each party to this Agreement shall bear its own attorneys' fees, costs and expenses incurred in connection with the negotiation of and entry into this Agreement.

         20.18 LEGAL RELATIONSHIP. Nothing contained in this Agreement, or the actions of the parties in carrying out this Agreement, shall be construed to create any partnership, joint venture or any other legal relationship between Habley and U.S. Medical except that of parties to a contract. Neither party has the power or authority to act for, bind or commit the other party, except as expressly set forth in the Agreement.

         20.19 FURTHER ASSURANCES. Habley and U.S. Medical agree to do all acts and to make, execute, and deliver such written instruments, or other documents, as shall from time to time be reasonably necessary to carry out the terms and provisions of this Agreement.

         20.20 TIME. Time is of the essence with respect to the performance of each of the covenants, conditions, obligations and agreements contained herein.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day above written.

HABLEY MEDICAL                           U.S. MEDICAL INSTRUMENTS, INC.
TECHNOLOGY CORPORATION

By:    /s/ Can't Read                    By:    /s/ Matt Mazur
       --------------------------------         --------------------------------

Title: President                         Title: President
       --------------------------------         --------------------------------

Date:  Mon 29 Jun 1992                   Date:  6/29/92
       --------------------------------         --------------------------------


Habley Medical Witness:                  U.S. Medical Witness:

       /s/ Lisa Loo
       --------------------------------         --------------------------------

Date:  Mon 29 Jun '92                    Date:
       --------------------------------         --------------------------------





NOTARY SEAL & JURAT

                                  EXHIBIT "A"
                                LIST OF PATENTS


UNITED STATES
        U.S. Patent No. 4,710,170


FOREIGN FILINGS
        Mexico                                    No. 161093
        Australia                                 No. 613892
        European Patent Office                    Application No. 88101958.2